                                                                     EXHIBIT 3.2

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 05/24/2001
   010251883 - 2726078

                           CERTIFICATE OF AMENDMENT OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        IDEC PHARMACEUTICALS CORPORATION

         IDEC Pharmaceuticals Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation:

                  RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Section A of
         Article IV thereof so that, as amended, said Section A of Article IV shall be and read as follows:

                  "(A) Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the corporation is authorized to issue is Five Hundred Eight Million (508,000,000), shares. Five Hundred Million (500,000,000) shares shall be Common Stock, par value $0.0005 per share, and Eight Million (8,000,000) shares shall be Preferred Stock, par value $0.001 per share".

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said IDEC Pharmaceuticals Corporation has caused this certificate to be signed by its President and Chief Executive Officer, William H. Rastetter, this 21st day of May, 2001.

                                    /s/ William H. Rastetter
                                    ----------------------------
                                    William H. Rastetter
                                    President and Chief Executive Officer